As filed with the Securities and Exchange Commission on November 4, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

NextCure, Inc.

(Exact name of registrant as specified in its charter)

Delaware	47-5231247
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9000 Virginia Manor Road, Suite 200 Beltsville, Maryland 20705
(Address, including zip code, of principal executive offices)

NEXTCURE, INC. 2019 OMNIBUS INCENTIVE PLAN

(Full title of the plan)

Michael Richman

Chief Executive Officer

NextCure, Inc.

9000 Virginia Manor Road, Suite 200

Beltsville, Maryland 20705

(240) 399-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With Copies to:

Asher M. Rubin Sidley Austin LLP 2850 Quarry Lake Dr., Suite 301 Baltimore, MD 21209 (312) 853-7000	Steven P. Cobourn Chief Financial Officer NextCure, Inc. 9000 Virginia Manor Road, Suite 200 Beltsville, Maryland 20705 (240) 399-4900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.001 par value per share	2,202,722	$8.22	(2)	$18,106,374.84	(2)	$1,678.46

(1)	Consists for shares available for issuance under the NextCure, Inc. 2019 Omnibus Incentive Plan (the “2019 Omnibus Plan”). The number of shares of Common Stock, $0.001 par value per share (the “Common Stock”), available for issuance under the 2019 Omnibus Plan is subject to an automatic annual increase on January 1st of each year, commencing on January 1, 2020 and continuing until the expiration of the 2019 Omnibus Plan, in an amount equal to four percent (4%) of the total number of shares of Common Stock outstanding on December 31st of the preceding calendar year (the “2019 Omnibus Plan Evergreen Provision”). Accordingly, the number of shares of Common Stock available for issuance under the 2019 Omnibus Plan was increased by 2,202,722 shares, which is equal to the sum of (i) 4% of the total number of shares of Common Stock outstanding as of December 31, 2019 and (ii) 4% of the total number of shares of Common Stock outstanding as of December 31, 2020. This Registration Statement registers the 2,202,722 additional shares of Common Stock available for issuance under the 2019 Omnibus Plan as of January 1, 2021 as a result of 2020 and 2021 increases due to the 2019 Omnibus Plan Evergreen Provision. In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the 2019 Omnibus Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and aggregate offering price are based on the average of the high and the low price of the registrant’s common stock as reported on The Nasdaq Global Select Market on October 29, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by NextCure, Inc., a Delaware corporation (the “Registrant”), relating to 2,202,722 shares of its Common Stock, par value $0.001 per share (the “Common Stock”), issuable to eligible employees under the NextCure, Inc. 2019 Omnibus Incentive Plan. The Registrant filed with the Securities and Exchange Commission (the “Commission”) on May 13, 2019 a Registration Statement on Form S-8 (Registration No. 333-231436) (the “Prior Registration Statement”). This Registration Statement relates to securities of the same class as those to which the Prior Registration Statement relates and is submitted in accordance with General Instruction E of Form S-8 regarding the Registration of Additional Securities. Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission:

(a)	the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Commission on March 4, 2021 and as amended on April 26, 2021;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021, June 30, 2021 and September 30, 2021, filed with the Commission on May 6, 2021, August 5, 2021 and November 4, 2021, respectively;

(c)	the Registrant’s Current Reports on Form 8-K, filed with the Commission on February 24, 2021, May 6, 2021, June 25, 2021, September 24, 2021 and October 4, 2021; and

(d)	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-38905), filed with the Commission on May 8, 2019 under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and will be part hereof from the date of filing of such documents; provided, however, that documents, reports and definitive proxy or information statements, or portions thereof, which are furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 8.  Exhibits.

Exhibit No.	Description
4.1*	Amended and Restated Certificate of Incorporation of NextCure, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 13, 2019)
4.2*	Amended and Restated Bylaws of NextCure, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Commission on May 13, 2019)
4.3*	NextCure, Inc. 2019 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.8 to Amendment No. 1 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on April 29, 2019)
5.1**	Opinion of Sidley Austin LLP
23.1**	Consent of Independent Registered Public Accounting Firm
23.2**	Consent of Sidley Austin LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (contained in signature page to this Registration Statement)

* Previously filed with the Commission and incorporated herein by reference.

** Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beltsville, in the State of Maryland, on November 4, 2021.

NEXTCURE, INC.

By:	/s/ Steven P. Cobourn
Steven P. Cobourn
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

The undersigned officers and directors of NextCure, Inc., a Delaware corporation (the “Company”), hereby constitute and appoint Michael Richman and Steven P. Cobourn, and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and each of them, to sign for the undersigned, individually and in each capacity stated below, one or more Registration Statements on Form S-8 of the Company to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and any amendment or amendments to each such Registration Statement, relating to securities of the Company acquired under the NextCure, Inc. 2019 Omnibus Incentive Plan, and hereby ratify and confirm all acts taken by such agents and attorneys-in-fact, or either of them, as herein authorized.

Name	Title	Date

/s/ Michael Richman	President, Chief Executive Officer and Director	November 4, 2021
Michael Richman	(Principal Executive Officer)

/s/ Steven P. Cobourn	Chief Financial Officer	November 4, 2021
Steven P. Cobourn	(Principal Financial and Accounting Officer)

/s/ David Kabakoff, Ph.D.	Chair of the Board of Directors	November 4, 2021
David Kabakoff, Ph.D.

/s/ John G. Houston, Ph.D.	Director	November 4, 2021
John G. Houston, Ph.D.

/s/ Elaine V. Jones, Ph.D.	Director	November 4, 2021
Elaine V. Jones, Ph.D.

/s/ Chau Q. Khuong	Director	November 4, 2021
Chau Q. Khuong

/s/ Garry A. Nicholson	Director	November 4, 2021
Garry A. Nicholson

/s/ Stephen W. Webster	Director	November 4, 2021
Stephen W. Webster